EXHIBIT99.1

OPPENHEIMER HOLDINGS INC.

PRESS RELEASE

NYSE – OPY
TSX – OPY.NV

Expiration of Investment Advisory Agreements

NEW YORK and TORONTO, September 19, 2005. Oppenheimer Holdings Inc. (“Oppenheimer”) announced today that it has received notice from the Independent Directors of The India Fund, Inc. (NYSE: IFN) and The Asia Tigers Fund, Inc. (NYSE: GRR) of the funds’ intention not to renew the advisory contacts between the funds and Advantage Advisers, Inc. (“Advantage”) and Imperial Investment Advisors Private Limited (“Imperial”) when the advisory contracts expire by their terms on December 4, 2005. Both Advantage and Imperial are indirect operating subsidiaries of Oppenheimer who, together with other Oppenheimer subsidiaries, provide investment advisory services to a variety of funds for fees.  The India Fund, Inc. is the largest of the funds advised by Oppenheimer affiliates.

Oppenheimer believes the funds’ decision not to extend their investment advisory agreements was not a result of any action taken or inaction by Advantage, Imperial or Oppenheimer, but is rather a decision by the Independent Directors to move the funds’ advisory contracts to an entity that has indicated that it will employ the current Advantage and Imperial fund portfolio manager after the agreements’ expiration in December. Oppenheimer is reviewing its options with regard to this matter.

Advantage and Imperial intend to service the funds and their respective shareholders until the expiration of the current contracts on December 4, 2005.

Oppenheimer Holdings Inc., through its principal subsidiaries, Oppenheimer & Co. Inc. (a U.S. broker-dealer) and Oppenheimer Asset Management Inc., offers a full range of services from 81 offices in 21 states and 2 foreign jurisdictions. In addition, through its subsidiary, Freedom Investments, Inc. and the BUYandHOLD division of Freedom, the Company offers online discount brokerage and dollar-based investing services.

This press release includes certain “forward-looking statements” relating to anticipated future performance. For a discussion of the factors that could cause future performance to be different than anticipated, reference is made to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2004.

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FOR FURTHER INFORMATION:   E.K. ROBERTS 416 322-1515